               UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C.  20549


                                   FORM 8-K


                                CURRENT REPORT


    Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


                      Date of Report:   November 19, 1998
                                        -----------------
                       (Date of earliest event reported)


                                  BEC ENERGY
                                  ----------
            (Exact name of registrant as specified in its charter)


        Massachusetts                1-14768             04-6830187
        -------------                -------             ----------
(State or other jurisdiction      (Commission       (I.R.S. Employer
     of incorporation              File Number)     Identification No.)


800 Boylston Street, Boston, Massachusetts                02199
------------------------------------------                -----
 (Address of principal executive offices)               (Zip Code)


                             1-888-423-2364
                             --------------
          (Registrant's telephone number, including area code)

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Item 5.  Other Events
---------------------

On November 19, 1998, Boston Edison Company issued the following press release:

                                                                 News Release

For more information:

David Tarantino             Carol Wightman              Mike Monahan
(508) 830-8895              (508) 830-8280              (617) 424-2460
Evenings/weekends:          Evenings/weekends:          Evenings/weekends:
(508) 830-8005              (508) 830-8005              (617) 541-7888

BEC Energy completes nation's first competitive bid process for a nuclear plant

(Editor:  Press conference details on page 2.)
----------------------------------------------

(Boston, MA, November 19, 1998) Boston Edison Company, a subsidiary of BEC Energy (BSE-NYSE), today announced that Entergy Nuclear Generating Company, a subsidiary of New Orleans based Entergy Corporation, has been selected as the winning bidder for the purchase of the Pilgrim Nuclear Power Station in Plymouth, Massachusetts.

In the nation's first competitive bid process for a nuclear power plant, Entergy, the nation's fourth largest generator of electricity, will purchase Pilgrim Station in a deal valued at an estimated $121 million. In addition, Boston Edison will transfer the decommissioning trust fund of approximately $466 million to Entergy reducing decommissioning payments by customers by an estimated $154 million. Entergy will assume full liability and responsibility for decommissioning the Pilgrim site. The sale coupled with the reduction in decommissioning costs creates economic benefits for customers of about $275 million.

The Pilgrim sale includes the 670-megawatt generating plant, the 1600-acre site, and the Chiltonville Training Center in Plymouth. A purchase and sale agreement has been signed and all required approvals are anticipated in early 1999.

Thomas J. May, Boston Edison Chairman, President and CEO said, "This sale advances BEC Energy's strategy of exiting the generation business in order to become a premier wires and pipes delivery company." In May of this year, Boston Edison became the first utility in the nation to close on the sale of its complete portfolio of fossil-fueled generating plants.

"The amount of interest expressed during the bid process was a very favorable commentary on both the plant and the people who operate it," May said. "Pilgrim is a 'world class plant' because of the talent and commitment of an outstanding employee team. This sale offers the Pilgrim team the opportunity to continue to build on Pilgrim's record as an industry leader."

                                   - more -

May described Entergy as a leading global energy company with a well-established reputation for working with its host communities. He said, "They are known for creating programs that have a positive impact on the community, education, youth, economic development and the environment."

Donald C. Hintz, Entergy Nuclear CEO, who was recently promoted to president of Entergy Corporation said, "We welcome the opportunity to become an involved neighbor in the Town of Plymouth, the surrounding communities, and the Commonwealth of Massachusetts. We will continue to operate Pilgrim with the same focus on safe, efficient nuclear operations."

Hintz noted the Commonwealth's leadership role in deregulating the electric utility industry. He said, "The restructuring of the electric utility industry in Massachusetts coupled with Boston Edison's practical, professional approach to this process is a model for the industry."

Joe Colvin, president of the Nuclear Energy Institute, said, "This transaction clearly demonstrates that U. S. and international electric generating companies are investing in the future of nuclear power. These investments reflect the outstanding performance of our nuclear power plants and the importance of nuclear energy as an economic, emission-free source of electricity in a competitive market."

The entrance of a global energy leader into the Massachusetts economy, will accelerate the growth of a competitive market. Entergy is a $27 billion organization that currently operates five nuclear power plants with a combined capability of more than 4900 megawatts.

Competitive nuclear power is a key growth strategy for Entergy. Its plants are consistently among the top performers in the industry. Entergy officials say the operation of Pilgrim will help to ensure a diverse energy mix, reliability and competitive pricing which are essential to attracting and retaining business and jobs in Massachusetts.

Reed Consulting Group, Inc., of Burlington, MA, a unit of Metzler Group, advised Boston Edison on the transaction.

                                     # 30


Editors:      Press conference:

                      Thursday, November 19, 1998, 11:00 AM
                      Prudential Center Skywalk, 50th floor
                      800 Boylston Street, Boston, Massachusetts


                            - End of Press Release -


Safe Harbor Cautionary Statement

Management occasionally makes forward-looking statements as defined under securities laws. These forward-looking statements may be contained in filings with the Securities and Exchange Commission, press releases and oral statements. Actual results could potentially differ materially from these statements. Therefore, no assurances can be given that the outcomes stated in such forward-looking statements will be achieved. This filing on Form 8-K includes forward-looking statements about the estimated value of the

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transaction and the corresponding economic benefits to customers.  These estimated amounts may differ from management's expectations based on final closing adjustments. The timing of the final closing of the sale may also differ from management's expectations if required approvals are delayed or not obtained, which could impact the proceeds of the sale.

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                                  SIGNATURE
                                  ---------


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.







                                         BEC ENERGY



                                 By:  /s/ Robert J. Weafer, Jr.
                                      ----------------------------------------
                                          Robert J. Weafer, Jr.
                                          Vice President-Finance,
                                          Controller, Assistant
                                          Treasurer and Assistant
                                          Clerk



Date:  November 20, 1998